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                                                                    Exhibit 10.1

                         TERMS OF EMPLOYMENT AGREEMENT
                              FOR ROBERT G. FLYNN

     1. AGREEMENT: This term sheet sets forth the agreed upon terms of the agreement between Robert G. Flynn ("Employee") and Alliance Entertainment Corp. ("Alliance") in connection with the employment of the Employee by Liquid Audio, Inc. ("Company") after the consummation of the Merger contemplated in that certain Agreement and Plan of Merger by and among the Company, Alliance and April Acquisition Corp. dated as of June 11, 2002 (the "Merger Agreement").

     2. TERM: Three years (the "Term") from the Closing Date as defined in the Merger Agreement.

     3. TITLE AND DUTIES: To be determined, from time to time, by the Chief Executive Officer.

     4. WORK LOCATION; REPORTING: Employee's principal office and place of business during his employment will be at the Company's current offices in Los Angeles, California, or within forty miles of either such offices or Employee's home, or at such other locations as Employee and the Company shall from time to time agree. Employee will report to the Chief Executive Officer or his designee.

     5.  SALARY AND BONUS

         A. ANNUAL BASE SALARY: Annual base salary shall be no less than (i) Employee's annual base salary at Liquid Audio, Inc. as of January 1, 2002 or (ii) an amount commensurate with other executives of the Company with similar responsibilities and expertise.

         B.  RETENTION PAYMENTS:


             (i) As a retention payment (subject to adjustment as set forth in Section 7 hereof), Employee will receive a single payment of $250,000 at the Closing Date.

             (ii) On the 1st anniversary date of Employees' employment with the Company, Employee will receive a single payment of $250,000.

             (iii) On the 2nd anniversary date of the Employees' employment with the Company, Employee will receive a single payment of $250,000.

         C. POSSIBLE DISCRETIONARY BONUS: Employee may be awarded additional bonuses at the discretion of the Company's Board of Directors or the Compensation Committee of the Board of Directors in connection with annual compensation planning, provided however that the Board of

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     Directors and the Compensation Committee may take into account the
     Retention Payments pursuant to Section B when determining any bonus.

6.   TERMINATION AND SEVERANCE BENEFITS:

     (a) Upon termination without Cause at any time during the Term, Employee shall receive, as a consulting fee: (i)an amount equal to two times
         (2x) Employee's then annual base salary plus (ii) an amount equal to any unpaid Retention Payments referred to in Section 5(B)(ii) and
         (iii), as applicable, payable over time as the payments would otherwise become due.

     (b) Upon termination for Cause at any time during the Term, Employee shall be entitled to payment of his Base Salary pursuant to Section 5(A) hereof through the date of termination, and shall not be entitled to any unpaid Retention Payments pursuant to Section 5(B) hereof or unpaid amounts as set forth in Section 7 hereof.

     For purposes of this Section 6, "Cause" shall mean acts or omissions on the part of Employee involving: (a) serious misconduct, including but not limited to, Employee's commitment of an act of fraud, embezzlement or misappropriation against the Company, unauthorized disclosure or use of confidential information or trade secrets, or sexual, racial or other actionable harassment; (b) a breach of any statutory or common law fiduciary duty owed to the Company; (c) conviction by a court of competent jurisdiction (or entry of a plea of guilty or nolo contendere) of any felony or crime involving moral turpitude, dishonesty or fraud (other than a traffic offense); (d) material failure to perform his duties pursuant to the Agreement or material failure to follow the reasonable instructions of the Chief Executive Officer of the Company to the extent of his ability to do so, or the material failure to comply with any other provision of the Agreement or Company policies, where such failure in each of the above cases is not cured within thirty days after receipt of written notice from the Company specifying such violations; or (e) repeated violations of clause (d) hereof.

     (c) Employee may voluntarily resign as an employee of the Company with fifteen days prior written notice to the Company. In such case Employee shall be entitled to payment of his Base Salary pursuant to Section 5(A) through the date of termination but shall not be entitled to any unpaid Retention Pyaments pursuant to Section 5(B) hereof or unpaid amounts as set forth in Section 7 hereof.

7. NON-COMPETE/NON-SOLICIT/NON-INTERFERENCE: For a period of 5 years following the Closing Date: (1) Employee shall not (and shall cause Employee's affiliates not to) prepare, plan, organize, conspire, engage or have any equity interest in, own, manage, operate, finance, control, participate in, or otherwise render services or advice to any competitor of the Company anywhere in the world; (2) Employee shall not (and shall cause Employee's affiliates not to) (a) solicit business of the same or similar type being carried on by the Company from any

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     person known or who should be known to be an actual or potential customer, client, investor or partner of the Company, (b) solicit, employ or otherwise engage as an employee, independent contractor or otherwise any person who is an employee of the Company or attempt to induce any employee of the Company to terminate his/her employment with Company; or (c) interfere with the Company's existing, expectant or potential business relationship with any person.

     In consideration for the foregoing, the Company shall pay Employee a sum total of $750,000, payable as follows: (i) $250,000 payable upon the 1st anniversary of the Closing Date; (ii) $250,000 payable upon the 2nd anniversary of the Closing Date; and (iii) $250,000 payable upon the 3rd anniversary of the Closing Date; provided however that in the event of a termination for Cause or voluntary resignation by Employee, such consideration shall be reduced by any amounts unpaid as of the date of Employee's termination; and provided further that in the event of a termination for Cause or voluntary resignation by Employee during the first year after the Effective Date, $125,000 of the Retention Payment paid on the Effective Date shall be allocated as consideration for the agreement set forth in this Section 7. The amounts described above shall remain due and payable on the specified payment dates if Employee's employment is terminated without Cause by the Company at any time during the Term. Upon any breach of this Section 7, Employee shall forfeit all such unpaid amounts.

 8. CONFIDENTIALITY PROVISIONS. Employee agrees to sign a confidentiality/proprietary rights agreement with the Company protecting the Company's confidential information.

 9. REIMBURSEMENT OF COSTS/PERQUISITES: Employee to receive reimbursement of business costs and expenses in accordance with normal Company policy. Perquisites comparable with other executives of the Company with similar responsibilities and expertise.

10. BENEFITS: Participation in life, health, disability, other insurance programs and other Company benefit programs during employment. Employee shall be entitled to participate in other employee benefit plans or insurance plans offered to other executives of the Company with similar responsibilities and expertise.

11.  VACATION: Vacation to be in accordance with normal Company policy.

12. LEGAL ACTION: In any legal action undertaken to enforce the terms of this agreement, the prevailing party shall be reimbursed by the non-prevailing party for such prevailing party's reasonable attorney's fees and expenses, including the costs of enforcing a judgment.

13. WITHHOLDING: All payments required to be made to Employee hereunder shall be subject to all applicable federal, state and local tax withholding laws.

14. SOLE REMEDY: Employee acknowledges and agrees that the payments set forth in this agreement, in the event of any termination of the Employee's employment,


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     are fair and reasonable and shall constitute Employee's sole and exclusive remedy, in lieu of all rights and claims of Employee, at law or in equity, for a termination of his employment, including expressly, for termination of his employment by the Company in a manner which shall constitute a breach of this agreement, and for all other rights and claims of any nature whatsoever related to any such termination, and Employee hereby irrevocably waives all rights and claims of any nature whatsoever in respect of any such termination except for the payments agreed to in this agreement.

15. LONG FORM: The parties contemplate the execution of more formal long form documentation and/or other instruments incorporating the terms of this agreement and containing customary provisions for an agreement of this nature; provided, however, unless and until such long form documentation is executed, the terms of this agreement shall control.

16. PREPARATION OF EMPLOYMENT AGREEMENT: Munger, Tolles & Olson will prepare a draft of Employee's Employment Agreement. Each party will bear its own fees and expenses in connection with discussions, negotiations and preparation of the new Employment Agreement. No such fees and expenses will be charged back to Liquid Audio, Inc.

     This Agreement is dated as of June 12, 2002.

                                             "ALLIANCE"
                                             ALLIANCE ENTERTAINMENT CORP.

                                             By:  ______________________________
                                             Its: ______________________________


                                             "EMPLOYEE"

                                                     /s/ Robert G. Flynn
                                             ___________________________________
                                                        Robert G. Flynn


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